Exhibit 99.1

Golub Capital BDC, Inc. Announces Chief Financial Officer Transition

September 13, 2021 – Golub Capital BDC, Inc. ("GBDC" or the "Company") today announced that the Company's Board of Directors has appointed Mr. Christopher C. Ericson to succeed Mr. Ross A. Teune and serve as Chief Financial Officer and Treasurer of the Company, effective September 13, 2021. Mr. Teune's departure is not the result of any dispute or disagreement with the Company. Mr. Teune has agreed to continue as an advisor to the Company through October 29, 2021 to facilitate an orderly and amicable transition.

Christopher C. Ericson first joined Golub Capital in 2009 and served for eight years as a key member of Golub Capital's BDC Fund Accounting team, rising to the role of Controller for GBDC. He rejoined Golub Capital in 2018 as a Director on the Corporate Development team in the Investor Partners Group. Mr. Ericson earned his BS degree in Commerce from the University of Virginia. He received an MS degree in Accountancy from the University of Illinois. He is a registered Certified Public Accountant in Illinois.

"We are pleased to promote Chris to the Company's leadership team," said David B. Golub, Chief Executive Officer of the Company. "Chris is deeply familiar with the Company and Golub Capital. He has been instrumental in driving key strategic projects, including the Company's successful merger with Golub Capital Investment Corporation. I am confident that he will sustain the level of excellence that characterized Ross Teune's tenure, and I look forward to working with him closely in his new role."

"I also want to take this opportunity to thank Ross," said Mr. Golub. "We are grateful for his many contributions to our shared success over the last 13 years."

About Golub Capital BDC, Inc.

Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one stop and other senior secured loans to middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies ("Golub Capital").

About Golub Capital

Golub Capital is a market-leading, award-winning direct lender and credit asset manager, with over $40 billion of capital under management. Golub Capital specializes in delivering reliable, creative and compelling financing solutions to companies backed by private equity sponsors. The firm’s sponsor finance expertise also forms the foundation of its Late Stage Lending, Broadly Syndicated Loan and Opportunistic Credit investment programs. Across its activities, Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from private equity sponsors and investors. Founded over 25 years ago, Golub Capital today has over 550 employees and lending offices in Chicago, New York, San Francisco and London. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Chris Ericson

312-212-4036

cericson@golubcapital.com

Source: Golub Capital BDC, Inc.